Exhibit 1

Gentium SpA & MDS Pharma Services Inc.
MASTER SERVICES AGREEMENT - FINAL VERSION, 6TH March 2007

MASTER SERVICES AGREEMENT

PREAMBLE

This Master Services Agreement (“Agreement”) effective as of the last day to be signed by all parties (hereinafter the “Effective Date”), between MDS Pharma Services (US) Inc., a Nebraska corporation, with principal offices at 621 Rose Street, Lincoln, Nebraska, 68502, along with its Affiliates, including but not limited to MDS Pharma Services, a division of MDS (Canada) Inc., (“MDSPS”) and Gentium S.p.A. (“Sponsor”), an Italian corporation, with principal offices at Piazza XX Settembre, 2, 22079 Villa Guardia (CO) - Italy. MDSPS and Sponsor shall individually be referred to as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS Sponsor is in the business of developing, manufacturing, and marketing pharmaceutical products; and;

WHEREAS MDSPS is a worldwide company that provides full-service contract research organization (“CRO”) services, including but not necessarily limited to clinical research, drug development, statistics, data management, regulatory, central laboratory, and other services associated with the clinical trial management process for companies such as Sponsor and;

WHEREAS Sponsor and MDSPS wish to enter into this Agreement to provide the terms and conditions under which Sponsor may engage MDSPS from time to time to provide services for studies or projects by executing Statements of Work (as that term is defined below) specifying the details of the services to be rendered.

NOW THEREFORE, the Parties agree as follows:

1. AFFILIATE: DEFINED

For purposes of this Agreement, “Affiliate” shall mean any corporation, firm, partnership or other entity that directly or indirectly controls, is controlled by, or is under common control with either of the Parties.

2. SCOPE OF AGREEMENT

2.1 MASTER AGREEMENT

2.1.1 PURPOSE

As a general form of contract, this Agreement allows the Parties to contract multiple projects or services through the issuance of Statements of Work without having to renegotiate the basic terms and conditions contained in this Agreement. This Agreement covers the provision of services by MDSPS and its Affiliates and, accordingly, this Agreement represents a vehicle by which Sponsor can efficiently contract with MDSPS and its Affiliates for a broad range of services related to the matters covered under this Agreement. The terms and conditions of this Agreement shall govern the services to be provided by MDSPS to Sponsor under any individual agreement for specific services to be rendered, which will be referred to for purposes of this Agreement as the “Statement of Work”.

Gentium SpA & MDS Pharma Services Inc.
MASTER SERVICES AGREEMENT - FINAL VERSION, 6th March 2007

2.1.2 MODIFICATION

The Parties may only modify the provisions hereof by an instrument in writing duly executed by the Parties.

2.1.3 TERM

This Agreement is valid for a period of 5 years from the Effective Date subject to the provisions of Section 10 (Termination); however, in the event there is an ongoing Statement of Work, this Agreement shall remain in full force as it relates to the Statement of Work in place. This Agreement may be renewed for additional yearly terms if agreed to in writing by the Parties.

2.2 STATEMENT OF WORK

2.2.1 DEFINITION

The specific details of each project under this Agreement (“Project”) shall be separately negotiated and specified in writing in a form acceptable to the Parties, and shall be attached to this Agreement and be deemed an integral part thereof (each such writing, a “Statement of Work”). A sample Statement of Work is attached to this Agreement as Exhibit 1. Each Statement of Work will include, as applicable, the name of the Parties and their Affiliates, a description of the obligations that Sponsor is transferring to MDSPS pursuant to the Statement of Work, scope of work, timeline, budget and payment schedule. Each Statement of Work shall be subject to the terms and conditions of this Agreement, and to the extent any terms or provisions of a Statement of Work conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, unless the applicable Statement of Work expressly states that it shall supersede this Agreement on a specific matters, in which case it shall supersede this Agreement with regard to the specific matter that is the subject to that Statement of Work.

Any regulatory obligations transferred to MDSPS pursuant to any applicable governmental statute or regulation, including but not limited to 21 C.F.R. Part 312 shall be explicitly listed in the Statement of Work or in an attachment to a Statement of Work. The Sponsor retains full responsibility for any regulatory obligation not transferred to MDSPS in a Statement of Work.

2.2.2 NATURE OF SERVICES

The services covered by this Agreement may include:strategic planning, expert consultation, clinical trial services, statistical programming and analysis, data processing, data management, clerical, project management, regulatory, central laboratory services, preclinical services, pharmaceutical sciences services, medical device services, and other research and development services requested by Sponsor and agreed to by MDSPS as set forth in the relevant Statement of Work (collectively, the “Services”)

Gentium SpA & MDS Pharma Services Inc.
MASTER SERVICES AGREEMENT - FINAL VERSION, 6th March 2007

2.2.3. COMMENCEMENT OF PROJECTS

Each Statement of Work shall set forth the projected date of commencement of each Project, with such commencement date contingent only upon obtaining applicable approvals and all materials required from Sponsor.

2.2.4 CHANGES

Sponsor may change a Statement of Work after it is signed, and Sponsor agrees to follow the procedures specified in this Section 2.2.4 when providing for such change. The Sponsor shall submit a written document to MDSPS containing a description of the changes, including but not limited to any additional services that Sponsor is requesting. Upon receipt of that description, MDSPS shall advise Sponsor of:

i) any adjustment in fees or other costs that would result from the change;
ii)	any other changes to the Statement of Work that would result from the requested changes, for example to the Project timeline or personnel.

MDSPS shall also prepare a draft Change Order for Sponsor’s review that incorporates the requested changes to the applicable Statement of Work tasks, responsibility, duties, budget, schedule and all relevant matters. MDSPS shall not perform any work related to such a Change Order until Sponsor has given written approval to proceed.

2.2.4 COORDINATION

MDSPS shall appoint in each Statement of Work a primary contact for the work to be performed.

2.3	PROTOCOL/STUDY PLAN

2.3.1 DEFINITION

Where applicable, MDSPS will perform services for Sponsor in accordance with a protocol (“Protocol”) for a clinical study sponsored by Sponsor (“Study”), which will be provided by Sponsor or, upon Sponsor’s request, will be prepared by MDSPS under Sponsor's direction and approved by Sponsor. The Protocol will specify the Study design, purpose, desired information, experimental procedures, estimated duration of the Study, and any other relevant matters, and, where relevant, will be made a part of the applicable Statement of Work. Where there is no Protocol for a Project, a detailed plan for a Study or the Services may be developed and included as an Appendix to the Statement of Work (each such detailed plan a “Study Plan” or “Service Plan”).

MDSPS shall not make any changes to a Protocol, a Study Plan, or a Service Plan unless such changes are first approved in writing by Sponsor. Any Protocol changes must be documented as numbered amendments, properly dated and signed.

2.3.2 PROTOCOL OR STUDY PLAN DEVELOPMENT BY MDSPS

If requested by Sponsor, MDSPS will assist in developing the Protocol or Service Plan, and advising Sponsor on the Protocol or Service Plan, in a manner consistent with current applicable laws and regulations and industry standards. The Sponsor shall have the right of final approval of the Protocol or Service Plan and MDSPS makes no warranty, express or implied, that the Protocol or Service Plan will satisfy the requirements of any Regulatory Authority at the time of submission.

Gentium SpA & MDS Pharma Services Inc.
MASTER SERVICES AGREEMENT - FINAL VERSION, 6th March 2007

3. RESOURCES

3.1	PROVIDED BY SPONSOR

Sponsor will provide MDSPS with the following:

i)	sufficient amount of all required materials for a Study (“Study Materials”) as further detailed in the Statement of Work;
ii)	safety data sheets for the Study Materials, where available;
iii)	sufficient and comprehensive data as may be required by MDSPS concerning the stability of the Study Materials, storage and safety requirements.

3.2	PROVIDED BY MDSPS

MDSPS will provide Sponsor with the following:

i)	Materials related to a Project or the Services (other than the Study Materials described in Section 3.1(i));
ii)	labor and any MDSPS required facilities for the conduct of each Project as necessary to conduct the Services as requested by Sponsor;
iii)	analytical services, as requested;
iv)	raw data generated from the Services, where appropriate;
v)	a final report setting forth a full summary of the results of the Services or Projects, as requested;
vi)	necessary professional and support personnel for each Study, Project, or Services requested; and
vii)	all other documents and work products that are described in a Statement of Work.

3.3	IDENTITY OF PROJECT MATERIALS

Sponsor attests that Study Materials provided to MDSPS will be identical to any description provided in a relevant Protocol or Service Plan. Sponsor will furnish, on request, the Study Materials’ identification and content tests when appropriate.

3.4	DELAYS

MDSPS agrees to complete the Services and Projects according to the timelines specified in the applicable Statement of Work. If at any time MDSPS anticipates a delay in meeting any timelines or target completion dates set forth in any Statement of Work, MDSPS shall promptly notify Sponsor of such delay. In the event any such anticipated delay is due to events, conditions or decisions beyond MDSPS’ direct control, including but not limited to: (i) delays in obtaining regulatory approval; or (ii) Sponsor’s inability to supply MDSPS with Study Materials or information required to perform the Services, then the Parties shall cooperate in good faith to amend the timelines and budgets set forth in the applicable Statement of Work.

Gentium SpA & MDS Pharma Services Inc.
MASTER SERVICES AGREEMENT - FINAL VERSION, 6th March 2007

3.5	CHANGES in MDSPS PERSONNEL

If MDSPS desires to change an existing or assign a new team member to Sponsor’s Projects, MDSPS must first notify Sponsor of the details of the proposed change. Upon Sponsor’s approval, which will not be unreasonably withheld, MDSPS may change the team members.

4. CONDUCT OF SERVICE

4.1	MDSPS COMPLIANCE

MDSPS agrees to perform its Services in accordance with all applicable laws, regulations, and industry standards including, but not limited to the Federal Food, Drug, and Cosmetic Act and the federal regulations promulgated there under (including but not limited to the regulations set forth in 21 CFR Parts 50, 56 and 312), Good Clinical Practices as may be published from time to time, International Conference on Harmonization (ICH) Guidelines, and laws and regulations pertaining to the use, dissemination and disclosure of individually identifiable patient information, to the extent such laws and regulations apply to MDSPS. MDSPS acknowledges that Sponsor is entering into certain Data Use Agreements with respect to the Study in a form substantially similar to that attached as Exhibit 2, and MDSPS agrees to comply with the same restrictions and conditions as apply to Sponsor under the terms of such Data Use Agreements.

MDSPS further agrees to perform all laboratory analyses in accordance with applicable laws and regulations, industry standards, and Sponsor’s specifications, including but not limited to the Clinical Laboratory Improvement Amendments of 1988 and FDA Good Laboratory Practices, where applicable. In the event of a change in laws, regulations, or industry standards, MDSPS will make every reasonable effort to satisfy any new requirements and will immediately notify Sponsor if it cannot satisfy such requirements. Applicable laws, regulations, and industry standards in addition to the ones noted in this Section (if any) shall be set out in the Statement of Work for each Service; provided, however, that the failure of the Parties to set forth such additional legal or regulatory requirements does not relieve MDSPS from the obligation to comply with such requirements.

4.2	SPONSOR COMPLIANCE

Sponsor agrees to notify MDSPS promptly of any changes to a Protocol relevant to a Statement of Work. Unless designated as an MDSPS responsibility in an applicable Statement of Work, an Investigational New Drug Application (IND) or equivalent approval to conduct clinical research has been filed with the FDA or the appropriate country regulatory authorities with respect to the drug involved in a Study, and no applicable law, rule or regulation prohibits the conduct of the Project.

All data, information, drug, facilities and equipment which are to be supplied by Sponsor under a Statement of Work and are necessary for MDSPS’ effective performance of the Services, shall be made available to MDSPS and/or the investigators conducting a Study (“Investigators”) in accordance with the timelines as defined in the Statement of Work and shall be in full compliance with all applicable regulations.

Gentium SpA & MDS Pharma Services Inc.
MASTER SERVICES AGREEMENT - FINAL VERSION, 6th March 2007

4.3	QUALITY CONTROLS

MDSPS shall implement appropriate quality controls in order to monitor Investigator compliance with the Protocol or Service Plan and the Statement of Work, including but not limited to MDSPS’ standard operating procedures. MDSPS shall train and monitor those personnel associated with the Statements of Work to ensure compliance with such standard operating procedures.

4.4	AUDITS AND FACILITIES EXAMINATION

MDSPS shall promptly inform Sponsor of any request by an officer or employee of any government or regulatory agency or authority (“Regulatory Authority”) to have access to or verify any record, report, documentation or data in MDSPS’ possession, custody or control relating to the Services, a Project, or a Statement of Work; and, upon verification that such officer or employee is properly authorized, shall arrange appropriate access for such officer or employee.

Each Party agrees to notify the other Party promptly, but in no event later than two (2) business days, upon receipt of notification of an impending inspection by any Regulatory Authority related to a Project, the Services, or a Statement of Work. Each Party shall forward the other Party copies of correspondence from any Regulatory Authority relating to a Project, the Services, or a Statement of Work, even if they do not mention the other Party. Without limiting the foregoing, MDSPS shall provide Sponsor with a copy of any written correspondence to a Regulatory Authority regarding a Project or Services for Sponsor’s input prior to submitting it to such Regulatory Authority.

During the term of this Agreement, MDSPS will permit Sponsor’s representatives to examine or audit the Services performed under this Agreement and any Statement of Work, which shall include the right to audit the MDSPS facilities at which Services will be conducted. Sponsor shall provide reasonable notice, not less than ten (10) business days, of its intent to audit and shall conduct the audit during regular business hours. During such examination, Sponsor’s representatives may review and verify documents, facilities, records, results of all quality assurance inspections performed by MDSPS, methodology, procedures and any other relevant item relating to the Services, and may conduct interviews of MDSPS personnel. Sponsor’s representatives may also visit MDSPS’ premises at reasonable times and frequency, during normal business hours, to observe the progress of a Project, and MDSPS will provide access solely to the areas relating to a Project. Should Sponsor wish to retain a third party to conduct the audit, it will not retain a direct competitor of MDSPS in the business of a contract research organization. Auditors, including third party auditors, shall be identified (including any affiliations) to MDSPS Quality Assurance Director prior to scheduling and conducting the audit. MDSPS agrees to remediate audit findings to ensure compliance with applicable laws and regulations, MDSPS standard operating procedures, this Agreement, and Statements of Work, and agrees to provide objective evidence to Sponsor of such remediation upon Sponsor’s request.

Gentium SpA & MDS Pharma Services Inc.
MASTER SERVICES AGREEMENT - FINAL VERSION, 6th March 2007

4.5	DEBARMENT CERTIFICATION

MDSPS certifies that it has not been debarred, and has not been convicted of or indicted for a crime that could lead to debarment, or otherwise engaged in conduct for which a person can be debarred under sections 306(a) and (b) of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 335(a) and (b)) and that it will not permit any employee, agent, representative, or contractor that has been so debarred, indicted, or convicted to perform any Services under this Agreement. Sponsor represents that it shall not request MDSPS to perform Services that violate any applicable law or regulation.

5. OWNERSHIP

5.1	WORK PRODUCT AND INVENTIONS

All data and information generated or derived by MDSPS as the result of Services performed by MDSPS shall be and remain the exclusive property of Sponsor. MDSPS shall disclose all discoveries, inventions, improvements, new uses, processes, copyrights, trade secrets, techniques and compounds (“Inventions”), whether patentable or not, arising from Services performed under each Statement of Work or otherwise relating to Sponsor’s Study Materials or Confidential Information. All Inventions shall become the sole and exclusive property of Sponsor without further consideration. Upon request by Sponsor and at Sponsor’s expense, MDSPS will promptly execute or cause to be executed any and all applications, assignments or other instruments necessary or useful in transferring the right, title and interest to such Inventions and applying for, obtaining, or maintaining patents or other intellectual property rights or protection. Sponsor shall be free to exploit both the patents it holds as a result of the Services as well as any unpatented results of the Services without any additional compensation to MDSPS.

Notwithstanding the foregoing, Sponsor acknowledges that MDSPS possesses certain processes, know-how, trade secrets, and other intellectual properties, including but not limited to data processing and management systems that have been independently developed by MDSPS and which relate to MDSPS’ business and operations (“MDSPS Property”). The Parties agree that any MDSPS Property or improvements to MDSPS Property that are developed by MDSPS under or during the term of this Agreement and without the use of Sponsor’s Confidential Information are the sole and exclusive property of MDSPS.

MDSPS shall timely communicate in full detail and disclose to Sponsor all data, information, reports, results and other work product collected, generated, prepared or derived by MDSPS during resulting from Services performed under a Statement of Work.

5.2	PUBLICATIONS

Data generated in conjunction with a Project or the Services are the property of Sponsor and may be used in any manner by Sponsor in its sole discretion. As such, Sponsor shall retain the right to publish all documentation, records, raw data, specimens or other work product generated in connection with this Agreement. MDSPS may not publish or refer to Project results without the prior written consent of Sponsor.

Gentium SpA & MDS Pharma Services Inc.
MASTER SERVICES AGREEMENT - FINAL VERSION, 6th March 2007

5.3	USE OF NAMES

Neither Party will use the other Party’s name in connection with any publication or promotion, without the other Party’s prior written consent; provided, however, that Sponsor may use MDSPS's name and disclose the existence and terms of this Agreement in and/or file this Agreement as an exhibit to registration statements and/or reports filed under the Securities Act of 1933, as amended and/or the Securities Exchange Act of 1934, as amended, with any applicable stock exchange and as otherwise required by any applicable law, rule, regulation or order.

6. CONFIDENTIAL INFORMATION

6.1	DEFINITION

"Confidential Information" shall mean any written, electronic, oral, tangible, or intangible, information, data, reports, or documents of any kind, including but not limited to scientific, technical, trade or business information, that is disclosed to or received, learned, or generated by a Party in connection with or concerning the subject matter of this Agreement, a Project, a Statement of Work, and/or the Study Materials (“Confidential Information”).

6.2	DISCLOSURE

The Parties acknowledge that an exchange of Confidential Information is necessary in order to enable them to engage in meaningful business discussions and/or collaboration. With respect to such Confidential Information, the Parties agree: (i) to cause their agents, officers, employees and other representatives to hold in strict confidence all Confidential Information; (ii) not to use Confidential Information for any purpose, other than as may be required or permitted to perform any obligation under this Agreement or as directed in writing by authority of Sponsor; (iii) to not reveal, publish, or otherwise disclose Confidential Information to any third party without the prior written consent of the other Party; and (iv) Confidential Information shall remain the sole property of the Party that disclosed the Confidential Information.

6.3	EXCEPTIONS

The obligations of confidentiality set forth in Section 6.2 will not apply to Confidential Information which either Party can clearly demonstrate falls within any of the following categories:

a)	Information that is or becomes available to the public through no fault of the other Party;

b)
Information that, as of the time of disclosure, was already known to and in the lawful possession of the Party receiving the information, as evidenced by written records maintained by the receiving Party prior to the disclosure;

c)	Information obtained from a third party lawfully in possession of such information and having the right to disclose the same;

Gentium SpA & MDS Pharma Services Inc.
MASTER SERVICES AGREEMENT - FINAL VERSION, 6th March 2007

d)
Information that is required to be disclosed pursuant to operation of law; provided that if the law requires disclosure, the Party that needs to disclose the Confidential Information will notify the other Party immediately and will give that Party time and opportunity to take appropriate action to project the confidentiality of such information;

e)
Information that was developed independently of any disclosure by, or information received from, the other Party, as evidenced by written records maintained by the receiving Party prior to the disclosure.

6.4	DURATION OF OBLIGATION

The obligation of confidentiality under this Agreement shall, as to each Statement of Work, survive the completion of that Statement of Work for the length of time set out in the Statement of Work; provided that no obligation of confidentiality shall endure for less than five (5) years.

7. PAYMENT

7.1	METHOD

For performing the Services agreed upon pursuant to the Statement of Work, MDSPS shall be compensated in accordance with the payment schedule annexed to or included as part of the Statement of Work. The payment schedule shall set forth how MDSPS will be compensated for all costs and expenses relating to the Services.

Notwithstanding the above, unless otherwise provided in a Statement of Work, Sponsor shall make final payment upon MDSPS’ completion of Service under a Statement of Work and receipt by Sponsor of MDSPS’ final deliverable or final report issued pursuant to the Statement of Work in a format set forth within the Statement of Work. Terms of payment shall be net thirty (30) days after the receipt of the invoice. All payments shall be made via wire transfer as specified in the Statement of Work, or, in the absence of any specification in the Statement of Work to:

MDS Pharma Services (US) Inc.
NW 5080
P. O. Box 1450
Minneapolis, MN 55485-5080
Please provide bank info

Employer Tax ID # 47-0435749

The currency to be used for invoicing and payments shall be set forth in the Statement of Work. Where MDSPS may incur costs or expenses in a currency differing from that used for invoicing as specified in the relevant Statement of Work, the Statement of Work shall address how these costs shall be invoiced and reimbursed. If the Statement of Work does not provide for this, reimbursable costs will be reimbursed using the Interbank exchange rates prevailing at the invoice date as specified on www.oanda.com.

Gentium SpA & MDS Pharma Services Inc.
MASTER SERVICES AGREEMENT - FINAL VERSION, 6th March 2007

7.2	DUE DATE

Payment is due within thirty (30) days of the date of each invoice provided by MDSPS. Sponsor shall promptly notify MDSPS of any portion of an invoice that Sponsor disputes. In the event of a dispute, the Parties agree to work promptly to resolve the dispute, and payment for the disputed invoice shall be due thirty (30) days after the dispute is resolved.

8. INDEMNIFICATION

8.1	BY SPONSOR

Sponsor shall indemnify, defend and hold harmless MDSPS and its agents and employees from and against any and all losses, damages, liabilities, reasonable attorney fees, court costs, and expenses resulting or arising from any claims, actions, proceedings, investigations or litigation (including personal injury or wrongful death) (“Losses”) relating to or arising from: (a) Losses in connection with this Agreement, to the extent they did not arise from any actions described in Sections 8.2 (a) or (b) of this Agreement, (b) the negligence or intentional misconduct of Sponsor; (c) any product or potential product to which this Agreement or any Work Order relates, (d) the breach by Sponsor of any term or provision of this Agreement or any applicable laws and regulations.

Sponsor does not have an obligation to indemnify any Investigators or other Study staff providing services at a facility not owned or operated by MDSPS under the terms of this Agreement.

8.2	BY MDSPS

MDSPS shall indemnify, defend and hold harmless Sponsor and its agents and employees hereunder, from and against any and all Losses relating to or arising from: (a) the negligence or intentional misconduct of MDSPS; or (b) the breach by MDSPS of any term or provision of this Agreement, a Statement of Work, written relevant and material recommendations, information, instructions, rules and guidelines furnished by Sponsor for use in conjunction with a Statement of Work, or applicable laws and regulations.

MDSPS does not have an obligation to indemnify any Investigators or Study staff providing services at a facility not owned or operated by MDSPS under the terms of this Agreement.

8.3	CONDITIONS FOR INDEMNIFICATION

The indemnitee shall provide the indemnitor with prompt notice (including a copy thereof), of any claim or lawsuit served upon it that is related to this Agreement or any Statement of Work. The indemnitee shall fully cooperate with the indemnitor and its representatives in the investigation of any claim or lawsuit related to the Services provided in this Agreement or any Statement of Work. The indemnitee shall not unreasonably withhold its approval of the settlement of any claim, liability, or action covered by this indemnification provision.

The indemnitees must have conducted their activities in accordance with any relevant Protocols, this Agreement, applicable laws and regulations, and all instructions delivered by Sponsor concerning the administration or use of the Study Materials.

Gentium SpA & MDS Pharma Services Inc.
MASTER SERVICES AGREEMENT - FINAL VERSION, 6th March 2007

9. LIMITATION OF LIABILITY

9.1 ERRORS AND OMISSIONS

In the event of a material error by MDSPS in the performance of a Study which renders all or a portion of the Study invalid, the sole liability incurred by MDSPS shall be, at the discretion of Sponsor, to (a) repeat the affected portion of the Study, or (b) refund to Sponsor the contract price paid for such affected portions of the Study.

Without limiting the indemnification obligations of either party, neither party, nor any of its agents or employees, shall have any liability of any type for any special, incidental, indirect or consequential damages, including, but not limited to the loss of opportunity, loss of use, loss of revenue or profit, in connection with or arising out of this Agreement, except if resulting from the gross negligence or willful or intentional misconduct of the Party against which relief is sought.

10. TERMINATION

10.1 BY EITHER PARTY

10.1.1	MATERIAL BREACH

Either Party may terminate this Agreement for material breach by giving written notice and specifying the nature of the breach, unless the other Party has provided a plan to substantially cure the breach within twenty (20) business days of receipt of the notice of breach and has substantially cured the breach within thirty (30) business days of receipt of the notice of breach.

10.1.2	SAFETY OR EFFICACY HAZARD

If a Party determines that termination is needed to protect the safety of human subjects who are participating in a Study, that Party may terminate a Statement of Work effective immediately upon notification by telephone, which shall then be followed by written confirmation.

10.1.3	INSOLVENCY AND/OR DISSOLUTION

In the event that a Party becomes insolvent, makes an assignment for the benefit of creditors, files for bankruptcy, or ceases or threatens to cease to carry on the whole or any relevant part of its business or trade, the other Party may terminate this Agreement effective upon delivery of a written notice.

10.2 BY SPONSOR

Sponsor shall have the right at any time to terminate this Agreement or a Statement of Work prior to completion by giving thirty (30) days advance written notice to MDSPS. In the event of such written notice of termination: (i) MDSPS shall cease performing all Services that are not necessary for the orderly close-out of affected Projects or to ensure the safety of any subjects enrolled in a Study; (ii) MDSPS shall promptly use its best commercial efforts to reduce cost to Sponsor; and (iii) the Parties shall promptly negotiate in good faith a mutually acceptable close-out schedule and procedure to wind down affected Statements of Work in accordance with applicable laws and regulations and the interests of any subjects enrolled in a Study. In case of such termination, Sponsor shall pay MDSPS for Services completed prior to the date of termination including any close-out or uncancellable costs or expenses, or for Services MDSPS is irrevocably obligated to complete. If Sponsor terminates the project early for a cause that is unrelated to MDSPS’ performance of the Services, MDSPS is entitled to compensation that reflects the direct costs of this early termination.

Gentium SpA & MDS Pharma Services Inc.
MASTER SERVICES AGREEMENT - FINAL VERSION, 6th March 2007

10.3 FORCE MAJEURE

A Party shall be excused from performing its obligations under this Agreement if its performance is delayed or prevented by any cause beyond such Party's control, including but not limited to, acts of God, fire, explosion, disease, weather, war, insurrection, riots, or power failure, strikes, lockouts, or other industrial action taken by the employees of any Party or of any third party (whether or not the Party against whom such action is taken could have avoided the same by acceding to the demands of the employees responsible for such action), civil commotion, embargo, governmental action, legislation or regulation, invasion, threat of or preparation of war.

Performance shall be excused only to the extent of and during the reasonable continuance of such disability. Any deadline or time for performance specified in the Statement of Work or the Protocol which falls due during or subsequent to the occurrence of any of the disabilities referred to in this Section shall be automatically extended for a period of time equal to the period of such disability. In addition, the provision of this paragraph shall apply where the failure to perform is caused by the withdrawal of approval of a Project by the relevant governing regulatory body including, but not limited to, the FDA, Therapeutic Products Directorate (TPD), and Medicines Control Agency (MCA), representing the respective regulatory agencies in the United States, Canada and United Kingdom.

10.4 SURVIVAL OF OBLIGATIONS

Termination of this Agreement shall not relieve either Party of its obligation to the other in respect of maintaining the confidentiality of information, obtaining consents for advertising and publications purposes, indemnification, compensation for services performed through the date of termination, except as set forth in Section 10.2, the obligation to maintain insurance, work product and inventions, and dispute and arbitration.

10.5 RETURN OF ALL MATERIALS

Upon termination of this Agreement or any Statement of Work, MDSPS shall return all Study Materials, documentation, data, reports and any other item related to a Project or the Services rendered to Sponsor upon request, except for those materials or copies thereof that are required by law or regulation to be retained by MDSPS.

11. TRANSFER OF OBLIGATIONS

11.1 BETWEEN THE PARTIES

MDSPS shall perform the Services as an independent contractor and shall have complete and exclusive control over its employees and agents. The Services rendered by MDSPS under this Agreement are those of an independent contractor and not those of Sponsor. No Services rendered pursuant to this Agreement shall be construed to deem MDSPS an employee, agent or joint-venturer with Sponsor.

Gentium SpA & MDS Pharma Services Inc.
MASTER SERVICES AGREEMENT - FINAL VERSION, 6th March 2007

11.2 ASSIGNMENT TO SUB-CONTRACTORS

If MDSPS is obligated under any Statement of Work to contract with subcontractors, then MDSPS shall ensure that such subcontractors are bound by the terms and conditions of this Agreement and the applicable Statement of Work. An Investigator and site staff shall not be considered a subcontractor of MDSPS unless the Investigator or site staff are providing services at a facility owned or operated by MDSPS. Any exceptions to this shall be specifically addressed in the applicable Statement of Work.

12. RELATIONSHIP WITH AFFILIATES

MDSPS may use the services of its Affiliates to fulfill MDSPS’ obligations under this Agreement or a Statement of Work; provided that (a) MDSPS shall use Affiliates as its agents and shall remain responsible for the Services the Affiliate provides; (b) MDSPS shall ensure that each Affiliate is bound by the terms and conditions at least as stringent as this Agreement and each applicable Statement of Work; and (c) Affiliates are designed in a Statement of Work that Sponsor has approved prior to the commencement of any Services by the Affiliate.

13. INSURANCE

Each Party will maintain, for the duration of this Agreement, insurance in an amount reasonably adequate to cover its obligations hereunder, and, upon request, each Party will provide to the other Party a certificate of insurance showing that such insurance is in place.

14. LANGUAGE

This Agreement and all notices given pursuant to this Agreement shall be drafted in the English language.

15. NOTICES

Any notice required or permitted to be given under this Agreement by either Party shall be in writing and shall be deemed given on the date received if delivered personally or by reputable overnight delivery service, or three days after the date postmarked if sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses:

Gentium SpA	MDS Pharma Services (US) Inc.
Piazza XX Settembre, 2 22079 Villaguardia (Como)	The Triad 2200 Renaissance Blvd., Suite 400
Italy	King of Prussia, PA 19406-2755
Attn: Dr. Massimo Iacobelli	Attn: VP Finance

Gentium SpA & MDS Pharma Services Inc.
MASTER SERVICES AGREEMENT - FINAL VERSION, 6th March 2007

Copy to:

Christopher M. Locke	MDS Pharma Services
Epstein, Becker & Green P.C.	Vice President, Legal Services
250 Park Avenue	621 Rose Street
New York, NY 10177	Lincoln, NE 68502

16. SEVERABILITY

In the event that any provision contained in this Agreement is held to be invalid or unenforceable whether by reason of legislation or by reason of any decision of a regulatory body of judicial authority having jurisdiction over the subject matter of this Agreement and the Parties, such affected provision shall be deemed severable and deleted from all other provisions contained in this Agreement and the latter shall remain enforceable to the fullest extent permitted by law.

17. DISPUTE AND ARBITRATION

Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or validity thereof, shall be settled by final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be heard and determined by an arbitration tribunal of three (3) members. Each Party shall select one arbitrator. The third, presiding arbitrator of the tribunal shall be selected by the Party-appointed arbitrators.

The place of arbitration shall be New York and the award shall be deemed a United States award unless the Parties agree to a different location prior to the arbitration proceeding. The English language shall be used in the arbitration proceedings.

The award shall be made and shall be payable in US dollars free of any tax and other deduction.

The award shall include interest from the date the claims are submitted to the other Party. The arbitrators shall also fix an appropriate rate of interest from the date of the breach or other violation to the date when the award is paid in full. In no event, however, should that interest rate during such a period be lower than the prime commercial lending rate for ninety (90) day loans for responsible and substantial commercial borrowers.

The Parties agree that the award of the arbitration tribunal will be the sole and exclusive remedy between them regarding any and all claims and counterclaims presented to the tribunal.

All notices to be given in connection with the arbitration shall be in writing. All notices shall be sent by registered airmail, return receipt requested, to the addresses set forth in Section 15 of this Agreement.

The arbitrators shall apply the appropriate governing laws set forth in Section 18 below.

18. APPLICABLE LAW

This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of New York, applicable to contracts to be performed fully within the State of New York exclusive of its conflicts of laws provisions. Sponsor consents to personal jurisdiction and service and venue in any Court within the State of New York for the purpose of any action or suit arising out of this Agreement.

Gentium SpA & MDS Pharma Services Inc.
MASTER SERVICES AGREEMENT - FINAL VERSION, 6th March 2007

19. COUNTERPARTS

This Agreement will become binding when any one (1) or more counterparts of this Agreement, individually or taken together, bear the signatures of each Party to this Agreement. This Agreement may be executed in any number of counterparts, each of which will be an original as against any Party whose signature appears on this Agreement, but all of which together will constitute but one and the same instrument.

20. EFFECT OF FUTURE LAWS

In the event of the enactment, promulgation, recession, modification or interpretation of any law or regulation after the date of this Agreement which would materially adversely affect the manner in which either Party is obligated to perform under this Agreement, Sponsor and MDSPS agree to enter into good faith negotiations in order to seek to agree on reasonable terms for maintaining the intent of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in duplicate original copies, by their duly authorized representatives, as of the last date written below.

MDS PHARMA SERVICES (US) INC.	Gentium S.p.A.

Per: /s/ David Hamilton	Per: /s/ Laura Iris Ferro, M.D.

Name: David Hamilton	Name: Laura Iris Ferro, M.D.

Title: Global Head of Finance	Title: President, Chairperson, and CEO

Date: March 6, 2007	Date: March 14, 2007

Gentium SpA & MDS Pharma Services Inc.
MASTER SERVICES AGREEMENT - FINAL VERSION, 6th March 2007

Exhibit 1 - Sample Statement of Work

Gentium S.p.A.

Piazza XX Settembre,
2, 22079 Villa Guardia (CO)
Italy

Study: Number
Short Name

Statement of Work
Date
Version

prepared by

Name
Title
Email
Phone:

MDS Pharma Services legal entity

Gentium SpA & MDS Pharma Services Inc.
MASTER SERVICES AGREEMENT - FINAL VERSION, 6th March 2007

Table of Contents

BETWEEN 1

AND 1

MASTER SERVICES AGREEMENT...................................................................................................................................................2

Gentium SpA & MDS Pharma Services Inc.
MASTER SERVICES AGREEMENT - FINAL VERSION, 6th March 2007

STATEMENT OF WORK

Re: Statement of Work between Gentium S.p.A (“Sponsor”) and MDS Pharma Services (Legal Entity) (“MDSPS”), Protocol Number [Number] (the “Protocol”) entitled [Protocol Title] (the “Study”), and dated [Date - format dd/mm/yyyy], attached hereto as Attachment A.

As a Master Services Agreement by and between the Parties identified above was executed and effective on [Date - format dd/mm/yyyy] (“Master Agreement”), Sponsor hereby contracts with MDSPS to provide the services as described in this Statement of Work.

1.	Transfer of Obligations

Sponsor and MDSPS agree that responsibility for compliance with European Directive 2001/20/EC, ICH Guidelines or 21 CFR Part 312, Subpart D-Responsibilities of Sponsors and Investigators is transferred from Sponsor to MDSPS as outlined in Attachment B.

[If applicable - Sponsor has filed an appropriate Investigational New Drug ("IND") application, IND #[Number. The drug is subject to all the requirements of the FDA's IND regulations, which are codified in the Code of Federal Regulations (CFR) at 21 CFR Part 312.]

2.	Term of Services

This Statement of Work is effective as of [Date - format dd/mm/yyyy] and will expire [Date - format dd/mm/yyyy]. The term of this Statement of Work may be extended upon the written request of Sponsor by [Date - format dd/mm/yyyy] and/or the mutual agreement by Sponsor and MDSPS.

3.	Services to Be Performed

Attachment C sets forth the following information:

- Detailed Scope of Services:

(a) Project specifications including study timelines, country and site distribution

(b) Division of Responsibilities checklist

- Study Budget and Payment:

As compensation for MDSPS’s services, Sponsor shall pay MDSPS a project budget of XXXXXX €, distributed as follows :
•	Professional Fees of XXXXXX €
•	Estimated Pass Through Costs of XXXXXX €.
•	Central Lab Cost of XXXXXX €. (if applicable)
•	Centralized ECG & Holter Costs of XXXXXX €. (if applicable)

Gentium SpA & MDS Pharma Services Inc.
MASTER SERVICES AGREEMENT - FINAL VERSION, 6th March 2007

4.	Invoices

Invoices should be issued separately by type of costs:
-	Professional fees
-	Investigators fees
-	Central Lab/ECG costs
-	Other pass through costs
-
All invoices will be sent to the following address :

Gentium
Specify Address

Gentium shall make payments via wire transfer to the following MDSPS account:
[Bank Name]
[Bank Adress]
[Bank Account Number]

The currency to be used for invoicing and payments shall be XXXX, as detailed in the budget attached. Where MDSPS incurs Pass Through Costs or Investigator Grants in a currency differing from that used for invoicing, these will be translated using the Interbank rate from Oanda (www.oanda.com) prevailing at the invoice date.

5.	Incorporation by Reference.

The terms and conditions of this Statement of Work are hereby incorporated into and made a part of the Master Agreement. In the event of any inconsistency between the Master Agreement and this Statement of Work, the Master Agreement will govern unless specifically specified.

6.	Correspondence / contacts

6.1 Key contacts (operational, billing and contractual personnel) :

Function	Gentium (name + details)	MDSPS (name + details)
Clinical Project Manager	Name Phone: Email:	Name Phone: Email:
Clinical Project Assistant/Secretary	Name Phone: Email:	Name Phone: Email:
Clinical Program Leader	Name Phone: Email:	Name Phone: Email:
Project Physician	Name Phone: Email:	Name Phone: Email:
Central Lab	Name Phone: Email:	Name Phone: Email:
Data Management	Name Phone: Email:	Name Phone: Email:
Quality Assurance	Name Phone: Email:	Name Phone: Email:
Billing contact	Name Phone: Email:	Name Phone: Email:
Contractual contact	Name Phone: Email:	Name Phone: Email:

Gentium SpA & MDS Pharma Services Inc.
MASTER SERVICES AGREEMENT - FINAL VERSION, 6th March 2007

ACCEPTED AND AGREED FOR MDSPS:

MDS Pharma Services (Legal Entity)	Sponsor: Gentium

Signature	Signature
<<Name>>	Name
<<Title>>	Title
<<Date>>	Date

Signature
Name
Title
Date

Signature
Name
Title
Date

Gentium SpA & MDS Pharma Services Inc.
MASTER SERVICES AGREEMENT - FINAL VERSION, 6th March 2007

ATTACHMENTS :

Attachment A: PROTOCOL dated: [Date - format dd/mm/yyyy]

Attachment B: TRANSFER OF SPONSOR OBLIGATIONS

Attachment C : INFORMATION FROM THE PROPOSAL

-	Project Overview

-	Project Management

-	Budget Estimate

Gentium SpA & MDS Pharma Services Inc.
MASTER SERVICES AGREEMENT - FINAL VERSION, 6th March 2007

Exhibit 2
Data Use Agreement

Data Use Agreement: Limited Data Set

This Data Use Agreement (this “Agreement”), effective as of the date to be signed by both parties (the “Effective Date”), is made by and between _____________________ (hereinafter “Institution”) and Gentium S.p.A. with its headquarters at Piazza XX Settembre, 2, 22079 Villa Guardia (Como) Italy (“Sponsor”).

WHEREAS, Institution performs certain research, public health, and/or healthcare operations functions;

WHEREAS, Institution agrees to disclose a Limited Data Set, as defined in this Agreement, to Sponsor for use in performance of the Activities as set forth below;

WHEREAS, Sponsor agrees to limit use of the Limited Data Set and protect the Limited Data Set according to the terms and conditions of this Agreement and the Health Insurance Portability and Accountability Act of 1996, including the Privacy Rule and its implementing regulations, as may be amended from time to time (“HIPAA”).

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which each party acknowledges, Sponsor and Institution agree as follows:

Section 1.0 Sponsor requests the Limited Data Set, as defined in Section 2.0, to be accessed by the parties or individuals described in Section 3.0, for the following research activities (“Activities”):

A.
Conduct of the clinical trial pursuant to the Protocol entitled “Defibrotide for the Treatment of Severe Hepatic Veno-Occlusive Disease in Hematopoietic Stem Cell Transplant Patients: A Historically-Controlled, Multi-Center Phase 3 Study To Determine Safety & Efficacy” (the “Study”);

B.	Examination under the Study of the efficacy and safety of defibrotide in patients with severe Veno-Occlusive Disease (“VOD”) using a historical control group as a comparator;

C.	Creation of an historical control group that will include patients diagnosed with severe VOD according to the definition described in the Protocol.

Section 2.0 The parties agree that the limited data set to be created under this Agreement (“Limited Data Set”) includes the provision of the following information, which Sponsor represents is the minimum necessary to achieve the Activities:

Gentium SpA & MDS Pharma Services Inc.
MASTER SERVICES AGREEMENT - FINAL VERSION, 6th March 2007

A.
Dates associated with the patient and their disease (including date of birth, date of death, hospital admission date, stem cell transplant date, and other relevant dates associated with the history of their disease and their course of treatment);

B.	Patient gender;

C.	Inclusion/exclusion criteria (including details of severe VOD and MOF diagnoses);

D.	Admission form for SCT;

E.	Demographic information;

F.	Disease/transplant history;

G.	General medical and surgical histories;

H.	Progress notes;

I.	Abdominal ultrasound results;

J.	Liver pathology reports;

K.	Any Glomerular Filtration Rate (GFR) studies/reports;

L.	Laboratory reports;

M.	ICU records;

N.	Medication Administration Record (MAR);

O.	Blood Product Transfusions Records; and

P.	Other medical information relevant to the Activities that HIPAA does not exclude from a Limited Data Set.

Section 3.0 The parties agree that the following individuals or classes of individuals shall be the recipients of the Limited Data Set:

A.	Sponsor and representatives of Sponsor;

B.
Agents, subcontractors and third parties to Sponsor, including, but not limited to: MDS Pharma Services, Inc., the applicable Data and Safety Monitoring Board (data and safety monitoring group for the Study), and the applicable Medical Review Committee (medical experts who will review patient medical data); and

Gentium SpA & MDS Pharma Services Inc.
MASTER SERVICES AGREEMENT - FINAL VERSION, 6th March 2007

C.	Federal and state regulatory agencies with oversight authority of Sponsor and Institution.

Section 4.0 In consideration of Institution making available the Limited Data Set to Sponsor, Sponsor agrees as follows:

A.
To use and disclose the Limited Data Set only as permitted under this Agreement or as required by law, and to not use or further disclose the Limited Data Set in a manner that would violate the Privacy Rule if done by the Institution;

B.	To permit only the individuals or entities specified in Section 3.0 to use or receive the Limited Data Set;

C.	To use appropriate safeguards to prevent use or disclosure of the Limited Data Set other than as provided for by this Agreement;

D.	To report promptly to Institution any use or disclosure in violation of this Agreement of which Sponsor becomes aware;

E.
To ensure that any agents, subcontractors and third parties to which Sponsor provides the Limited Data Set agree to the same restrictions and conditions that apply to Sponsor with respect to the Limited Data Set;

F.	It will not use the Limited Data Set to identify or to contact the individuals; and

G.
In the event of a breach or violation of this Agreement, Institution has the right to report the breach to the Secretary of the U.S. Department of Health and Human Services and to take other appropriate action, including but not limited to terminating this Agreement.

Signatures on following page

Gentium SpA & MDS Pharma Services Inc.
MASTER SERVICES AGREEMENT - FINAL VERSION, 6th March 2007

IN WITNESS THEREOF, the parties caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Sponsor:	By:________________________________________ Name: Laura Iris Ferro, M.D. Title: President and CEO, Gentium S.p.A.	Date: ______________

Institution:	By: _______________________________________ Name: _____________________________________ Title: ______________________________________	Date: ______________

Gentium SpA & MDS Pharma Services Inc.
MASTER SERVICES AGREEMENT - FINAL VERSION, 6th March 2007